STOCK PURCHASE AGREEMENT

by and among

CLARKSTON FINANCIAL CORPORATION

and

CERTAIN INDIVIDUAL PURCHASERS LISTED ON EXHIBIT A

dated as of February 22, 2008

STOCK PURCHASE AGREEMENT
TABLE OF CONTENTS

ARTICLE I			1

ARTICLE II			3
	2.1	Sale of Stock	3
	2.2	Closing	4
	2.3	Closing Deliveries	4
	2.4	Further Assurances	4

ARTICLE III			5
	3.1	Capital Structure	5
	3.2	Organization, Standing, and Authority of the Bank	5
	3.3	Deposit Insurance	6
	3.4	Authorized and Effective Agreement; No Conflicts	6
	3.5	Regulatory Reports	7
	3.6	Financial Statements	7
	3.7	Material Adverse Changes; Interim Events	7
	3.8	Tax Matters	7
	3.9	Legal Proceedings	8
	3.10	Compliance with Laws	8
	3.11	Brokers and Finders	9
	3.12	Insurance	9
	3.13	Properties	9
	3.14	Labor and Employment	9
	3.15	Allowance for Loan Losses	10
	3.16	No Undisclosed Liabilities	10
	3.17	Investment Portfolio	10
	3.18	Community Reinvestment Act Compliance	10
	3.19	Retiree Benefits	11
	3.20	Employment, Severance and Change in Control Agreements	11

ARTICLE IV			11
	4.1	Power and Authority	11
	4.2	No Breach	11
	4.3	Financial Capacity	11
	4.4	Brokers and Finders	12
	4.5	No Agreement Among Purchasers	12

ARTICLE V			12
	5.1	Reasonable Best Efforts	12
	5.2	Regulatory Matters	12
	5.3	Investigation and Confidentiality	13
	5.4	Press Releases	13
	5.5	Current Information; Supplements to Disclosure Schedule	13
	5.6	Continuing Indemnification of Bank's Officers and Directors	14
	5.7	Transaction Expenses	14
	5.8	Employees and Employee Benefit Plans	15

i

ARTICLE VI			15
	6.1	Conditions Precedent - Purchaser and Seller	15
	6.2	Conditions Precedent - Seller	16
	6.3	Conditions Precedent - Purchaser	16

ARTICLE VII			17
	7.1	Termination	17
	7.2	Effect of Termination	18
	7.3	Waiver	18
	7.4	Amendment or Supplement	19

ARTICLE VIII			19
	8.1	Non Survivability of Representations and Warranties	19
	8.2	Entire Agreement	19
	8.3	No Assignment	19
	8.4	Notices	19
	8.5	Interpretation	20
	8.6	Counterparts	20
	8.7	Governing Law	20
	8.8	Severability	20
	8.9	Legal Representation	21
	8.10	Agent for Purchaser	21

Exhibit A: List of Purchasers
Exhibit B: Amended and Restated Bank Servicing Agreement

ii

STOCK PURCHASE AGREEMENT

        This STOCK PURCHASE AGREEMENT is entered into by and between CLARKSTON FINANCIAL CORPORATION, a Michigan corporation and a registered bank, and each of the individuals listed on Exhibit A (each a “Purchaser” and collectively the “Purchasers”).

        WHEREAS, Seller owns four hundred fifty-two thousand four hundred (452,400) shares of stock representing five-five and one/tenth percent (55.1%) of the issued and outstanding capital stock of the Huron Valley State Bank, a Michigan banking corporation; and

        WHEREAS, Seller desires to sell to the Purchasers, and Purchasers desire to purchase from Seller, four hundred fifty-two thousand four hundred (452,400) shares of the stock of the Huron Valley State Bank, pursuant to the terms and subject to the conditions of this Agreement;

        NOW, THEREFORE, in consideration of such inducements and of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS

        The following terms shall have the meanings ascribed to them for all purposes of this Agreement.

        “Agreement” shall mean this Agreement, dated as of February 22, 2008, between Purchaser and Seller, including the Disclosure Schedule.

        “Bank” shall mean the Huron Valley State Bank, a Michigan banking corporation.

        “Bank Financial Statements” shall mean the financial information included in filings (including Call Reports) made by the Bank with any Regulatory Authority (including related notes and schedules, if any) related to the Bank’s financial condition or results of operation (i) as of September 30, 2007, June 30, 2007; December 31, 2006; and December 31, 2005; (ii) for the years ended December 31, 2006, and December 31, 2005; and (iii) for the nine (9) month period ended September 30, 2007.

        “Call Report Instructions” shall mean the Reports of Condition and Income Instruction Book, as updated, and related supplemental instructions and guidelines issued by the Regulatory Authorities.

        “Closing” shall mean the closing of the sale of Stock pursuant to this Agreement.

        “Closing Date” shall mean the date on which the Closing occurs.

        “Code” shall mean the Internal Revenue Code of 1986, as amended.

        “Commissioner” means the Commissioner of the Michigan Office of Financial and Insurance Services.

        “CRA” shall mean the Community Reinvestment Act.

        “Disclosure Schedule” shall mean the schedule provided by Seller to Purchasers on or prior to the date of this Agreement, as the same may be updated and/or amended pursuant to the terms and conditions of this Agreement.

        “DOJ” shall mean the United States Department of Justice.

        “FDIC” shall mean the Federal Deposit Insurance Corporation.

        “FHLB” shall mean the Federal Home Loan Bank of Indianapolis.

        “Governmental Entity” shall mean any federal or state court, administrative agency, commission, or other governmental authority or instrumentality.

        “Include” (whether or not capitalized) shall mean “include without limitation.”

        “Indemnified Parties” is defined in Section 5.7.

        “IRS” shall mean the Internal Revenue Service or any successor thereto.

        “Material Adverse Effect” shall mean, with respect to any Party, any effect that is material and adverse to the financial condition, results of operations, business, and/or prospects of that Party and its Subsidiaries taken as whole, or that materially impairs the ability of any Party to consummate the transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in accounting and/or reporting standards or requirements that are generally applicable to the banking industry, (b) expenses incurred in connection with the transactions contemplated by this Agreement, (c) actions or omissions of a Party (or any of its Subsidiaries) taken with the prior informed written consent of the other Party in contemplation of the transactions contemplated by this Agreement, or (d) changes attributable to or resulting from changes in general economic conditions, including changes in the prevailing level of interest rates.

        “Material” or “Material Liability” shall mean any event or occurrence that is adverse to the financial condition or results of operations of any Party which aggregate effect would be greater than $50,000.

        “MBCA” shall mean the Michigan Business Corporation Act, as amended.

        “MB Code” shall mean the Michigan Banking Code of 1999, as amended.

        “Party” shall mean each Purchaser and the Seller.

        “Purchaser” shall mean each of the individuals listed on Exhibit A (each a “Purchaser” and collectively the “Purchasers”).

        “Purchase Price” shall mean Four Million Two Hundred Ninety-Seven Thousand Eight Hundred Dollars ($4,297,800) which is Nine and 50/100 Dollars ($9.50) per share of Huron Valley State Bank Stock.

        “Regulatory Authority” shall mean, collectively, the DOJ, FRB, FDIC, and the Commissioner.

        “Requisite Regulatory Approvals” shall mean all consents and approvals required from all Regulatory Authorities or other Governmental Entities having jurisdiction over the Parties as shall be necessary for the completion of the transactions contemplated by this Agreement and the continuation by the Purchasers after the Closing of the business of the Bank, as such business is carried on immediately prior to the Closing.

        “Rights” shall mean warrants, options, rights, convertible securities, and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests.

        “SEC” shall mean the Securities and Exchange Commission.

        “Seller” shall mean Clarkston Financial Corporation, a Michigan corporation.

        “Stock” shall mean four hundred fifty-two thousand four hundred (452,400) shares of the issued and outstanding shares of capital stock of the Bank owned by Clarkston Financial Corporation.

        “Subsidiary” and “Significant Subsidiary” shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

ARTICLE II
SALE OF THE STOCK

2.1	Sale of Stock

        Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell to the Purchasers, and the Purchasers shall purchase from Seller, all of the Stock, free and clear of all liens, charges, security interests, options, proxies, voting trusts and agreements, and other encumbrances and restrictions, except as otherwise provided in Section 3807 of the MB Code and in 12 U.S.C. § 1831o. In consideration for the sale of the Stock by Seller, at the Closing, the Purchasers shall pay to Seller the Purchase Price (with each Purchaser paying its respective proportionate share as set forth on Exhibit A).

2.2	Closing

        The Closing shall occur at a time and place selected by the Purchasers, but in no event later than thirty (30) days after the receipt of all Requisite Regulatory Approvals and the expiration of all required waiting periods imposed by any Regulatory Authority in connection with the Requisite Regulatory Approvals. The Parties shall use their respective best efforts to cause the Closing to occur on or prior to March 31, 2008.

2.3	Closing Deliveries

        (a)        On or prior to the Closing Date, Purchasers shall deliver all of the following to Seller:

(i) the Purchase Price;

(ii) the certificates required pursuant to Section 6.2;

(iii) an executed Amended and Restated Bank Servicing Agreement in the form of Exhibit B hereto; and

(iv) such other documents and instruments as Seller reasonably requests to effect the transactions contemplated by this Agreement.

        (b)        On or prior to the Closing Date, Seller shall deliver all of the following to the Purchasers:

        (i)       one or more stock certificates representing all of the shares of Stock, duly endorsed for transfer or accompanied by duly executed stock powers, conveying such shares from Seller to the Purchasers effective as of the Closing Date with each Purchaser receiving a Stock Certificate for the number of shares of Bank Stock listed next to such Purchaser’s name on Exhibit A hereto;

(ii) the certificates required pursuant to Section 6.3 and the legal opinion required pursuant to Section 6.3(e);

(iii) an executed Amended and Restated Bank Servicing Agreement in the form of Exhibit B hereto; and

(iv) such other documents and instruments as the Purchasers reasonably request to effect the transactions contemplated by this Agreement.

2.4	Further Assurances

        If, at any time after the Closing, any Purchaser shall consider that any further assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect, or confirm, of record or otherwise, in Purchaser right, title, or interest in or to the Stock, or (ii) otherwise carry out the purposes of this Agreement, Seller and its proper officers and directors shall, at Purchaser’s expense, execute and deliver all such proper assignments and assurances in law and do all acts necessary or proper to vest, perfect, or confirm title to and possession of the Stock in Purchaser and otherwise to carry out the purposes of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby makes the representations and warranties set forth in this Article III to the Purchasers. Each representation and warranty made by Seller in this Agreement shall be subject to and qualified by each item set forth in the Disclosure Schedule. The inclusion of an item in the Disclosure Schedule shall not be deemed an admission by Seller that such item represents a material fact.

3.1	Capital Structure

        The authorized capital stock of the Bank consists of eight hundred thirty thousand (830,000) shares of common stock, Five Dollars ($5) par value per share (of which 10,000 shares are reserved for issuance from time to time pursuant to employee stock options which may be granted by the Bank), which is the only class of capital stock that the Bank is authorized to issue. The Stock consists of four hundred fifty-two thousand four hundred (452,400) shares of the Bank’s common stock, Five Dollars ($5) par value per share. Seller owns 452,400 shares (55.1%) of the Stock. There are three hundred sixty-seven thousand six hundred (367,600) additional shares of stock of the Bank outstanding. Except as otherwise provided in Section 3807 of the MB Code and 12 U.S.C. § 1831o, all of the shares of Stock have been duly authorized and validly issued and are fully paid and nonassessable, and none of the shares of Stock have been issued in violation of the preemptive rights of any person, firm, or entity. Seller owns all of the shares of Stock free and clear of any and all liens, charges, security interests, options, proxies, voting trusts and agreements, and other encumbrances and restrictions, except as otherwise provided in Section 3807 of the MB Code and 12 U.S.C. § 1831o. There are no Rights authorized, issued, or outstanding with respect to the capital stock of the Bank as of the date of this Agreement. The Bank has not established a record date for any stock dividend, stock split, recapitalization, reclassification, combination, or similar transaction that has not become effective prior to the date of this Agreement. The Bank has no obligation (contingent or otherwise) to purchase, redeem, or otherwise acquire any of its securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

3.2	Organization, Standing, and Authority of the Bank

        The Bank is a banking corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan, with full corporate power and authority to own or lease all of its properties and assets and to carry on its business as now conducted. The Bank is duly licensed or qualified to do business and is in good standing in each jurisdiction in which its ownership or leasing of property or the conduct of its business requires such licensing or qualification. The Bank has delivered to the Purchasers true and complete copies of the Articles of Incorporation and Bylaws of the Bank as in effect as of the date of this Agreement. The Bank does not own any Subsidiaries.

3.3	Deposit Insurance

        All eligible accounts of the Bank are insured by the Bank Insurance Fund of the FDIC to the maximum extent permitted by law.

3.4	Authorized and Effective Agreement; No Conflicts

        (a)        Seller has all requisite power and authority to enter into this Agreement and (subject to receipt of all Requisite Regulatory Approvals) to perform all of its obligations hereunder. The execution and delivery of this Agreement and the completion of the transactions contemplated hereby have been approved by the Board of Directors of Seller and have been duly authorized and approved by all necessary corporate action in respect thereof on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and, assuming due authorization, execution, and delivery by each Purchaser, constitutes a legal, valid, and binding obligation of Seller, enforceable against it in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions or by the appointment of a conservator by any Regulatory Authority.

        (b)        Neither the execution and delivery of this Agreement, nor completion of the transactions contemplated hereby, nor compliance by Seller with any of the provisions hereof (i) does or will conflict with or result in a breach of any provisions of the Articles of Incorporation or Bylaws of Seller or the Bank, (ii) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of Seller or the Bank pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which Seller or the Bank is a party, or by which any of their respective properties or assets may be bound or affected, (iii) subject to receipt of all Requisite Regulatory Approvals, violates any order, writ, injunction, decree, statute, rule, or regulation applicable to Seller or the Bank, or (iv) result in the termination or any impairment of any permit, license, franchise, contractual right, or other authorization maintained or required to be maintained by the Bank.

        (c)        Except for the Requisite Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are necessary on the part of Seller in connection with (x) the execution and delivery by Seller of this Agreement, or (y) the completion of the transactions contemplated by this Agreement.

        (d)        As of the date of this Agreement, Seller is not aware of any reasons relating to Seller or the Bank (including CRA compliance) why all Requisite Regulatory Approvals shall not be procured free of any conditions or requirements which could materially impair the value of the Bank to Purchaser.

3.5	Regulatory Reports

        The Bank has duly filed with each Regulatory Authority and any other applicable Governmental Entity all reports, notices, and other documents required to be filed under applicable laws and regulations, except to the extent that all failures to so file any such reports, notices, or other documents, in the aggregate, would not have a Material Adverse Effect on the Bank. All such reports were, in all material respects, complete and accurate and in compliance with the requirements of applicable laws and regulations. In connection with the most recent examination of the Bank by the appropriate Regulatory Authorities on August 13, 2007, the Bank was not required to correct or change any action, procedure, or proceeding which Seller believes has not been corrected or changed as required.

3.6	Financial Statements

        Except as stated therein, the Bank Financial Statements (i) are true, complete, and correct in all material respects, (ii) have been prepared in conformity, in all material respects, with the Call Report Instructions, and (iii) fairly present the financial position and results of operations of the Bank on the dates and for the periods indicated therein. The Bank Financial Statements do not include any material assets or omit to state any material liability or other facts, the inclusion or omission of which renders the Bank Financial Statements, in light of the circumstances under which they were made, misleading in any material respect. Any audits of the Bank have been conducted, in all material respects, in accordance with generally accepted auditing standards. The books and records of the Bank have been maintained in material compliance with applicable legal and accounting requirements, and such books and records accurately reflect all dealings and transactions in respect of the business, assets, liabilities, and affairs of the Bank.

3.7	Material Adverse Changes; Interim Events

        Except for the transactions contemplated by this Agreement, since December 31, 2006, (i) the Bank has conducted its business in the ordinary and usual course, and (ii) no event has occurred or circumstance arisen that, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on the Bank.

3.8	Tax Matters

        (a)        The Bank has timely filed all federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns, including the Michigan Single Business Tax returns, required by applicable law to be filed by it (including estimated tax returns, income tax returns, information returns, and withholding and employment tax returns) and has paid, or where payment is not required to have been made, has set up an adequate reserve or accrual for the payment of, all taxes required to be paid in respect of the periods covered by such returns and, as of the Closing, will have paid, or where payment is not required to have been made, will have set up an adequate reserve or accrual for the payment of, all taxes for any subsequent periods ending on or prior to the Closing. The Bank will not have any material liability for any such taxes in excess of the amounts so paid or reserves or accruals so established.

        (b)        All federal, state, and local (and, if applicable, foreign) income, franchise, bank, excise, real property, personal property, and other tax returns filed by the Bank are complete and accurate in all material respects. The Bank is not delinquent in the payment of any tax, assessment, or governmental charge and has not requested any extension of time within which to file any tax returns in respect of any fiscal year or portion thereof. There are currently no agreements in effect with respect to the Bank to extend the period of limitations for the assessment or collection of any tax. As of the date of this Agreement, no audit, examination, or deficiency or refund litigation with respect to any such return is pending or, to the best of Seller’s knowledge, threatened.

        (c)        The Bank (i) is not a party to any agreement providing for the allocation or sharing of taxes, (ii) is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a voluntary change in accounting method initiated by the Bank (nor does Seller have any knowledge that the IRS has proposed any such adjustment or change of accounting method), and (iii) has not filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply.

3.9	Legal Proceedings

        There are no actions, suits, claims, governmental investigations, or proceedings instituted, pending or, to Seller’s knowledge, threatened (or unasserted but considered probable of assertion and which, if asserted, would have at least a reasonable probability of an unfavorable outcome) against the Bank or against any asset, interest, or right of the Bank, or against any officer, director, or employee of the Bank (with respect to such person’s employment by or other association with the Bank). The Bank is not a party to any order, judgment, or decree that is reasonably likely to have a Material Adverse Effect on the Bank.

3.10	Compliance with Laws

        (a)        The Bank has all permits, licenses, certificates of authority, orders, and approvals of, and has made all filings, applications, and registrations with, all Governmental Entities that are required in order to permit it to carry on its business as it is presently being conducted. All such permits, licenses, certificates of authority, orders, and approvals are in full force and effect and will not be adversely affected by virtue of the completion of the transactions contemplated by this Agreement. To Seller’s knowledge, no suspension or cancellation of any of the same is threatened.

        (b)        The Bank is not in violation of its Articles of Incorporation, Bylaws, or other charter documents, or in material violation of any applicable federal, state, or local law or ordinance or any order, rule, or regulation of any Governmental Entity. The Bank has not received any notice or communication from any Governmental Entity asserting that it is in violation of any of the foregoing. The Bank is not subject to any regulatory or supervisory cease and desist order, agreement, written directive, memorandum of understanding, or written commitment (other than those of general applicability issued by Governmental Entities) and has not received any written communication requesting that it enter into any of the foregoing.

3.11	Brokers and Finders

        Except for payments due to Austin Associates, LLC by Seller for services rendered in connection with the transactions contemplated by this Agreement, neither Seller nor any of its Subsidiaries nor any of their respective directors, officers, or employees, has employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement.

3.12	Insurance

        Set forth on Schedule 3.12 is an accurate and complete list (including the name of the insurer and the amounts, types, and dates of coverage) of each insurance policy that covers the Bank and/or any of its business, properties, assets, directors, or employees (including self-insurance). All of such policies are in full force and effect, all premiums due to date on such policies have been paid, and the Bank is otherwise in compliance in all material respects with the terms and provisions of such policies. The Bank has maintained all insurance required by applicable laws and regulations.

3.13	Properties

        (a)        The Bank does not own any real property except as set forth in the Disclosure Schedule. All personal property owned or used by the Bank in its business is in good condition (ordinary wear and tear excepted) and is sufficient to carry on such business in the ordinary course, consistent with past practices. The Bank has good and marketable title, free and clear of all liens, encumbrances, charges, defaults, or equities (other than equities of redemption under applicable foreclosure laws), to all of its real and personal property and assets, except (i) liens for current taxes not yet due or payable, (ii) pledges to secure deposits and other liens incurred in the ordinary course of its banking business, (iii) for assets that are leased, (iv) such imperfections of title that, individually and on an aggregate basis, are not likely to have a Material Adverse Effect on the Bank, and (v) as reflected in the Bank Financial Statements.

        (b)        To Seller’s knowledge, none of the properties occupied by the Bank has been or is in violation of or liable under any Environmental Law.

        (c)        Schedule 3.13(c) sets forth a list of all leases of real estate to which the Bank is a party as lessee or tenant.

3.14	Labor and Employment

        All employees of the Bank are employees at will, may be terminated at any time for any lawful reason or for no reason, and have no entitlement to employment by virtue of any oral or written contract, employer policy, or otherwise, except for any employees, individually or in the aggregate, the termination of whom without cause would not impose any material liability on the Bank or require any material payments by the Bank. No work stoppage involving the Bank is pending or, to Seller’s knowledge, threatened. The Bank is not involved in or, to Seller’s knowledge, threatened with or affected by, any labor dispute, arbitration, lawsuit, or administrative proceeding involving its employees.

3.15	Allowance for Loan Losses

        To Seller’s knowledge, the allowances for loan losses reflected on the Bank’s statements of financial condition included in the Bank Financial Statements have been calculated, in all material respects, as of their respective dates, in a manner consistent with the requirements of the Call Report Instructions to provide for reasonably anticipated losses on outstanding loans, net of recoveries. The other real estate owned reflected in the Bank Financial Statements (if any) is carried in a manner consistent with the requirements of the Call Report Instructions.

3.16	No Undisclosed Liabilities

        The Bank does not have any liabilities, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and due or to become due, including any liability for taxes (and, to Seller’s knowledge, there is no past or present fact, situation, circumstance, condition, or other basis for any present or future action, suit, proceeding, hearing, charge, complaint, claim, or demand against the Bank giving rise to any such liability) except and to the extent (i) reflected, disclosed, or provided for in the Bank Financial Statements, and (ii) of liabilities incurred in the ordinary course of business since the date of the latest Bank Financial Statement.

3.17	Investment Portfolio

        All investment securities held by the Bank, as reflected in the balance sheets of the Bank included in the Bank Financial Statements, are carried in accordance with the requirements of the Call Report Instructions. The Bank has good and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any lien, claim, or other encumbrance, except as set forth in the Bank Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Bank.

3.18	Community Reinvestment Act Compliance

        The Bank has not received any notice of non-compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and the Bank has received a CRA rating of satisfactory or better in its last examination. Seller knows of no fact or circumstance or set of facts or circumstances that would cause the Bank to fail to comply with such provisions or to cause the CRA rating of the Bank to fall below satisfactory.

3.19	Retiree Benefits

        The Bank has no obligation to provide health benefits, or life insurance benefits to or with respect to retirees, former employees, individuals on disability or any of their relatives.

3.20	Employment, Severance and Change in Control Agreements

        There are no employment or severance agreement to which the Bank is a party or any other agreement pursuant to which the Bank will be obligated to make any payment as a result of the change of control of the Bank.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF PURCHASER

        Purchasers hereby make the representations and warranties set forth in this Article IV to Seller.

4.1	Power and Authority

        Each Purchaser possesses all requisite capacity, power and authority to execute and deliver this Agreement and to carry out the transactions contemplated by this Agreement.

4.2	No Breach

        Neither the execution and delivery of this Agreement, nor completion of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof (i) violate, conflict with, or result in a breach of any term, condition, or provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation, or acceleration with respect to, or result in the creation of any lien, charge, or encumbrance upon any property or asset of any Purchaser pursuant to any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement, or other instrument or obligation to which any Purchaser is a party, or by which any of their respective properties or assets may be bound or affected, or (ii) subject to receipt of all Requisite Regulatory Approvals, violates any order, writ, injunction, decree, statute, rule or regulation application to any Purchaser.

4.3	Financial Capacity

        Each Purchaser has sufficient financial resources and access to cash to enable such Purchaser at Closing to pay its proportionate share of the Purchase Price as set forth on Exhibit A.

4.4	Brokers and Finders

        Purchasers have not employed any broker or finder or incurred any liability for any broker or finder fees or commissions in connection with the transactions contemplated by this Agreement.

4.5	No Agreement Among Purchasers

        The Purchasers have not entered into any voting agreement or other agreement concerning the voting or sale of their shares. Following the Closing, each Purchaser is free to vote and sell such Purchaser’s shares of Stock as such Purchaser sees fit.

ARTICLE V
COVENANTS

5.1	Reasonable Best Efforts

        Subject to the terms and conditions of this Agreement, each of the Parties (i) shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under applicable laws and regulations so as to permit and otherwise enable completion of the sale of Stock as promptly as reasonably practicable, and (ii) shall cooperate fully with each other to that end.

5.2	Regulatory Matters

        (a)        The Parties shall cooperate with each other and use their reasonable best efforts to promptly prepare and file, within twenty (20) days after the date of this Agreement or as soon thereafter as is reasonably practicable, all necessary documentation to obtain all Requisite Regulatory Approvals and all permits, consents, approvals, and authorizations of any other third parties that either Party believes are reasonably necessary to consummate the transactions contemplated by this Agreement. Each application, filing, and other written materials submitted to any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement shall be reasonably acceptable to both the Purchasers and Seller prior to the submission of such materials to the third party or Governmental Entity. In exercising the foregoing right, each of the Parties shall act reasonably and as promptly as practicable.

        (b)        Purchasers and Seller shall, upon request, furnish each other with all information concerning themselves, and such other matters as may be reasonably necessary in connection with any statement, filing, notice, or application made by or on behalf of Purchasers, Seller, or the Bank to any Governmental Entity in connection with the transactions contemplated hereby.

        (c)        Purchasers and Seller shall promptly furnish each other with copies of written communications received by Purchaser or Seller, as the case may be, or any of their respective Subsidiaries from, or delivered by, any of the foregoing to any Governmental Entity in respect of the transactions contemplated hereby.

5.3	Investigation and Confidentiality

        (a)        Seller shall permit the Purchasers and their representatives reasonable access to the properties and personnel of the Bank and shall disclose and make available to the Purchasers and their representatives, upon Purchaser’s reasonable request, all the Bank’s books, papers, and records, provided that such access and any such reasonable request shall be reasonably related to the transactions contemplated by this Agreement and, in the reasonable opinion of Seller, will not unduly interfere with normal operations or constitute a waiver of the attorney-client privilege. Seller shall cause the Bank to make its directors, officers, employees, and authorized representatives (including counsel and independent public accountants) available to confer with the Purchasers and their representatives.

        (b)        All information furnished in connection with the transactions contemplated by this Agreement or pursuant to this Agreement shall be treated as the sole property of the Party furnishing the information until the Closing. If the Closing does not occur, the Party receiving the information shall (i) either destroy or return to the Party that furnished such information any and all documents or other materials containing, reflecting, or referring to such information, (ii) use its best efforts to keep confidential all such information, and (iii) not directly or indirectly use such information for any competitive or other commercial purposes. The obligation to keep such information confidential shall continue for three (3) years from the date this Agreement is terminated but shall not apply to (i) any information which (x) the Party receiving the information can establish was already in its possession prior to the disclosure thereof by the Party furnishing the information; (y) was then generally known to the public; or (z) became known to the public through no fault of the Party receiving the information; or (ii) disclosures pursuant to a legal requirement or in accordance with an order of a court of competent jurisdiction, provided that the Party that is the subject of any such legal requirement or order shall use its best efforts to give the furnishing Party at least ten (10) business days prior notice thereof.

5.4	Press Releases

        Each of the Parties agrees that it will not issue any press release or make any public disclosure related to this Agreement or the sale of the Stock without obtaining the prior written consent of the other Party, provided, however, that nothing contained herein shall prohibit any party, following notification to the other Party, from making any disclosure that is required by law or regulation.

5.5	Current Information; Supplements to Disclosure Schedule

        (a)        Each Party agrees to give prompt written notice to the other Party upon becoming aware of any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, that may reasonably be expected to (i) result in a Material Adverse Effect on such Party or on the Bank, (ii) cause or constitute a material breach of any of such Party’s representations, warranties, or covenants contained in this Agreement, or (iii) materially impede or delay the completion of the transactions contemplated by this Agreement or the ability of such Party to perform its covenants and agreements under this Agreement. Any Party giving such notice shall use its reasonable efforts to prevent or promptly to cure such change, condition, event, circumstance, fact, or occurrence, to the extent the same is within the Party’s reasonable control.

        (b)        From time to time prior to the Closing, Seller shall promptly supplement or amend the Disclosure Schedule with respect to any matter arising after the date of this Agreement which, if existing, occurring, or known as of the date of this Agreement, would have caused any representation or warranty made by Seller in this Agreement to not be true and accurate or which is necessary to correct any information in such materials which has been rendered materially inaccurate thereby. No such supplement or amendment to such materials shall be deemed to have modified the representations, warranties, and covenants of Seller for the purpose of determining whether the conditions precedent of this Agreement have been satisfied.

5.6	Continuing Indemnification of Bank’s Officers and Directors

        (a)        Purchasers agree, for a period of two (2) consecutive years beginning at the Closing, to indemnify and hold harmless the past and present directors and officers of the Bank (the “Indemnified Parties”) for all acts or omissions occurring at or prior to the Closing to the same extent such persons are indemnified and held harmless under the Articles of Incorporation and Bylaws of the Bank in the form in effect at the date of this Agreement. Without limiting the foregoing, all limitations of liability existing in favor of the Indemnified Parties in the Articles of Incorporation and Bylaws of the Bank as of the date of this Agreement, to the extent permissible under applicable law as of the date of this Agreement, arising out of matters existing or occurring at or prior to the Closing, shall survive the Closing and shall continue in full force and effect.

        (b)        Seller and Purchaser shall cooperate to obtain “tail coverage” covering the acts and omissions of the officers and directors of the Bank occurring prior to the Closing under the existing directors’ and officers’ liability insurance policy maintained by the Bank at the Closing, or through a rider to be added to Purchaser’s existing directors’ and officers’ liability insurance policy, at Purchaser’s expense, provided that any coverage obtained through Purchaser’s policy shall provide no less than the same coverages, amounts, and other terms as the Bank’s existing coverage.

        (c)        The provisions of (a) and (b) above shall have no effect on any act or omission that constitutes a breach of a warranty, representation, or covenant contained in this Agreement or any document related to this Agreement.

5.7	Transaction Expenses

        Each of the Parties shall pay their own expenses associated with the transactions contemplated by this Agreement. Seller shall pay all fees, expenses, and other amounts owing to Austin Associates for services rendered in connection with the transactions contemplated by this Agreement.

5.8	Employees and Employee Benefit Plans

        From and after the Closing, the Bank shall be solely responsible for its own employees and employee benefits.

ARTICLE VI
CONDITIONS PRECEDENT

6.1	Conditions Precedent — Purchasers and Seller

        The respective obligations of the Purchasers and Seller to effect the transactions contemplated by this Agreement shall be subject to the satisfaction of each of the following conditions, unless waived by both the Purchasers and Seller pursuant to Section 7.3:

        (a)        All corporate action necessary to authorize the execution and delivery of this Agreement and completion of the transactions described in this Agreement have been duly and validly taken by each Purchaser and Seller.

        (b)        All Requisite Regulatory Approvals shall have been received, all notices to any Regulatory Authority or other Governmental Entity that are required to be given in connection with the transactions contemplated by this Agreement shall have been given, and all statutory or regulatory waiting periods in respect of any such approvals, consents, or notices shall have expired.

        (c)        The Parties shall have received all approvals, consents, and waivers of each person (other than the Requisite Regulatory Approvals) whose approval, consent, or waiver is required for the completion of the transactions contemplated by this Agreement; provided, however, that no such approval, consent, or waiver shall be deemed to have been received if it shall include any nonstandard condition or requirement that, either individually or all such conditions and requirements in the aggregate, would so materially reduce the economic or business benefits of the transactions contemplated by this Agreement to Purchaser that had, such condition(s) or requirement(s) been known, Purchaser, in its reasonable judgment, would not have entered into this Agreement.

        (d)        Neither of the Parties nor the Bank shall be subject to any statute, rule, regulation, injunction, order, or decree enacted, entered, promulgated, or enforced by any Governmental Authority that prohibits, restricts, or makes illegal the completion of the transactions contemplated by this Agreement.

        (e)        No proceeding shall be pending or threatened before any Governmental Authority that seeks to prohibit, restrict, or make illegal the completion of the transactions contemplated by this Agreement.

6.2	Conditions Precedent — Seller

        The obligations of Seller to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by Seller pursuant to Section 7.3:

        (a)        The representations and warranties of each Purchaser set forth in Article IV shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

        (b)        Each Purchaser shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by it pursuant to this Agreement on or prior to the Closing.

        (c)        Each Purchaser shall have provided to Seller any information necessary to make the representations and warranties set forth in Article IV of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on Purchaser.

        (d)        Between the date of this Agreement and the Closing Date, there shall not have occurred any change or condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on the Purchasers.

        (e)        Each Purchaser shall have delivered to Seller all of the items listed in Section 2.3(a).

        (f)        Seller shall have received an opinion from Austin Associates, LLC to the effect that the terms of the Agreement are fair to Seller from a financial point of view.

6.3	Conditions Precedent — Purchaser

        The obligations of each Purchaser to effect the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived by each Purchaser pursuant to Section 7.3:

        (a)        The representations and warranties of Seller set forth in Article III shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, or on the date when made in the case of a representation or warranty that specifically relates to an earlier date.

        (b)        Seller shall have performed, in all material respects, all obligations and complied with all covenants required to be performed and complied with by Seller pursuant to this Agreement on or prior to the Closing.

        (c)        Seller shall have delivered to the Purchasers a certificate, dated the Closing Date and signed by its President and Chief Executive Officer and by its Chief Financial Officer, to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

        (d)        Seller shall have furnished the Purchasers with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Sections 6.1 and 6.3 (as such conditions relate to Seller) as the Purchasers may reasonably request.

        (e)        Seller shall have furnished the Purchasers with an executed Amended and Restated Bank Servicing Agreement in the form of Exhibit B hereto.

        (f)        Purchaser shall have received the opinion of Varnum, Riddering, Schmidt & Howlett LLP counsel to Seller, dated the Closing Date, to the effect that, on the basis of the facts, representations, and assumptions set forth in the opinion, (i) Seller is a corporation in good standing under the laws of the State of Michigan, (ii) the Bank is a Michigan banking corporation in good standing under the laws of the State of Michigan, and (iii) this Agreement has been duly executed by Seller.

        (g)        Seller shall have provided to Purchasers any information necessary to make the representations and warranties set forth in Article III of this Agreement true and correct as of the Closing Date, and such information, in the aggregate, shall not reflect a Material Adverse Effect on the Bank.

        (h)        Between the date of this Agreement and the Closing Date, there shall not have occurred any change or any condition, event, circumstance, fact, or occurrence, other than as provided in this Agreement, which may reasonably be expected to have a Material Adverse Effect on the Bank.

        (i)        There shall be no material information set forth on any Schedules to this Agreement of which the Purchasers were unaware or were not made available to Purchasers in its due diligence investigation of the Bank.

ARTICLE VII
TERMINATION, WAIVER, AND AMENDMENT

7.1	Termination

      This Agreement may be terminated:

         (a)        at any time on or prior to the Closing, by the mutual consent in writing of the Parties;

        (b)        at any time on or prior to the Closing, by any Purchaser in writing if Seller has, or by Seller in writing if Purchaser has, breached any covenant or undertaking contained herein or any representation or warranty contained herein, unless such breach has been cured within thirty (30) days after written notice by the non-breaching party to the breaching party of such breach;

        (c)        at any time, by either Purchasers or Seller in writing, (i) if any application for a Requisite Regulatory Approval is denied or withdrawn at the request or recommendation of the Governmental Entity that is required to grant such Requisite Regulatory Approval, unless within the twenty-five (25) day period following any such denial or withdrawal, a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no Party shall have the right to terminate this Agreement pursuant to this subsection if such denial or request or recommendation for withdrawal shall be due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth herein, or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the completion of the transactions contemplated by this Agreement; and

        (d)        by either Purchasers or Seller in writing if the Closing has not occurred by the close of business on May 30, 2008, provided that this right to terminate shall not be available to any Party whose failure to perform such Party’s obligations under this Agreement has been the cause of, or resulted in, the failure of the transactions contemplated by this Agreement to be consummated by such date.

        For the purposes of Section 7.1(b), no representation or warranty shall be deemed to be breached as a consequence of the existence of any fact, circumstance, or event if such fact, circumstance, or event would not have a Material Adverse Effect on the Party alleged to be in breach.

7.2	Effect of Termination

        (a)        If this Agreement is terminated pursuant to Section 7.1, each of the Parties shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder including fees and expenses of its own financial consultants, investment bankers, accountants, and counsel, provided that, notwithstanding anything to the contrary contained in this Agreement, neither Purchasers nor Seller shall be released from any liabilities or damages arising out of its breach of any provision of this Agreement.

        (b)        In the event that this Agreement is terminated pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions relating to confidentiality set forth in Section 5.3(b) and the provisions of this Section shall survive any such termination, and (ii) a termination pursuant to Section 7.1(b), (c), or (d) shall not relieve the breaching Party from any liability or damages arising out of its breach of any provision of this Agreement giving rise to such termination.

7.3	Waiver

        Each Party, by written instrument signed by an executive officer of such Party, may at any time extend the time for the performance of any of the obligations or other acts of the other Party and may waive (i) any inaccuracies of the other Party in the representations or warranties contained in this Agreement or any document delivered pursuant hereto, (ii) compliance with any of the covenants, undertakings, or agreements of the other Party, (iii) to the extent permitted by law, satisfaction of any of the conditions precedent to its obligations contained herein, or (iv) the performance by the other Party of any of its obligations set forth herein.

7.4	Amendment or Supplement

        This Agreement may be amended or supplemented at any time by mutual agreement of the Parties, provided that any such amendment or supplement must be in writing and authorized by or under the direction of the Board of Directors of each of the Parties.

ARTICLE VIII
MISCELLANEOUS

8.1	Non Survivability of Representations and Warranties

        The representations and warranties of the Parties contained in Article III and Article IV shall not survive the Closing.

8.2	Entire Agreement

        This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated hereby and supersedes all prior arrangements or understandings with respect thereto, written or oral, other than documents referred to herein and therein. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors. Nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the Parties and their respective successors, any rights, remedies, obligations, or liabilities.

8.3	No Assignment

        Neither of the Parties may assign any of its rights or obligations under this Agreement to any other person.

8.4	Notices

        All notices or other communications that are required or permitted pursuant to this Agreement shall be in writing and sufficient if delivered personally, telecopied (with confirmation) or sent by overnight mail service or by registered or certified mail (return receipt requested), postage prepaid, addressed as follows:

If to any Purchaser:	John Welker, as Agent __________________________ __________________________ __________________________

With a required copy to:	Smith & Smith 209 E. Liberty Street Milford, MI 48381 Attn: Christopher B. Smith Tel: 248-684-2735 Fax: 248-684-5153

If to Seller:	Clarkston Financial Corporation 6600 Highland Road, Suite 24 Waterford, MI 48327 Attn: Chief Executive Officer Tel: 248-922-6943 Fax: 248-666-7714

With a required copy to:	Varnum, Riddering, Schmidt & Howlett LLP 333 Bridge Street, NW Suite 1700 Grand Rapids, MI 49504 Attn: Harvey Koning Tel: 616-336-6588 Fax: 616-336-7000

8.5	Interpretation

        The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

8.6	Counterparts

        This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

8.7	Governing Law

        This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to agreements made and entirely to be performed within such jurisdiction.

8.8	Severability

        Any term, provision, covenant, or restriction contained in this Agreement held to be invalid, void, or unenforceable shall be ineffective to the extent of such invalidity, voidness, or unenforceability, but neither the remaining terms, provisions, covenants, nor restrictions contained in this Agreement nor the validity or enforceability thereof in any other jurisdiction shall be affected or impaired thereby. Any term, provision, covenant, or restriction contained in this Agreement that is found to be so broad as to be unenforceable shall be interpreted to be as broad as is enforceable.

8.9	Legal Representation

        Varnum, Riddering, Schmidt & Howlett LLP has represented the Seller and not the Purchasers in connection with this Agreement and the transactions contemplated by this Agreement. Purchasers have obtained their own independent legal counsel.

8.10	Agent for Purchaser

        Each Purchaser hereby irrevocably constitutes and appoints John Welker as such party’s true and lawful agent, proxy and attorney-in-fact with full authority and power of substitution to act in the name, place and stead of such party, to execute any and all instruments or other documents on behalf of such party and to perform every act and thing required or permitted to be done by such party hereunder or otherwise with respect to matters relating to this Agreement and in connection with the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, John Welker shall have the full and exclusive authority to do all things and perform all acts, including executing and delivering all agreements, certificates, receipts, consents, elections, instructions and other instruments or documents contemplated by or permitted in connection with this Agreement.

[SIGNATURES APPEAR ON THE NEXT PAGE]

        IN WITNESS WHEREOF, the Parties have caused this Stock Purchase Agreement to be executed as of February 22, 2008.

SELLER: Clarkston Financial Corporation By: /s/ J. Grant Smith —————————————— J. Grant Smith Chief Executive Officer

PURCHASERS: /s/ John Welker —————————————— John Welker

/s/ Mark Murvay —————————————— Mark Murvay

EXHIBIT A

PURCHASERS

Purchasers: John Welker Mark Murvay	Number of Shares: _______________________ _______________________	Price: $_______________ $_______________

A-1

EXHIBIT B

AMENDED AND RESTATED BANK SERVICING AGREEMENT

[To be provided.]

B-1